UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NOBILIS HEALTH CORP.

(Exact name of registrant as specified in its charter)

British Columbia	98-1188172
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4120 Southwest Freeway

Suite 150

Houston, Texas 77027

(713) 355-8614

(Address of principal executive offices)

Fourth Amended and Restated Restricted Share Unit Plan

First Amended Nobilis Health Corp. Stock Option Plan

(Full titles of the plans)

Matthew Maruca, General Counsel

4120 Southwest Freeway, Suite 150

Houston, Texas 77027

(Name and address of agent for service)

(713) 355-8614

(Telephone number, including area code, of agent for service)

Copies to:

Richard Raymer

Dorsey & Whitney LLP

Brookfield Place

161 Bay Street, Suite 4310

Toronto, Ontario Canada M5J 2S1

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “Accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-Accelerated Filer	☐	Smaller Reporting Company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common shares issuable under the Fourth Amended and Restated Restricted Share Unit Plan	6,216,655(3)	$6.85	$42,584,086.75	$4,948
Common shares issuable under the First Amended Nobilis Health Corp. Stock Option Plan	12,433,310(4)	$6.85	$85,168,173.50	$9,897
TOTAL	18,649,965	—	$127,752,260	$14,845

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also covers any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions in accordance with the provisions of the plans.
(2)	The proposed maximum offering price per share and the registration fee were calculated in accordance with Rule 457(c) and (h) based on the average high and low prices for the Registrant’s common shares on May 29, 2015, as quoted on the NYSE MKT LLC.
(3)	Represents common shares issuable pursuant to the Fourth Amended and Restated Restricted Share Unit Plan as of May 29, 2015.
(4)	Represents common shares issuable pursuant to the First Amended Nobilis Health Corp. Stock Option Plan as of May 29, 2015.

EXPLANATORY NOTE

This Registration Statement on Form S-8 of Nobilis Health Corp. (the “Registrant” or the “Company”) is being filed for the purpose of registering common shares issuable pursuant to the exercise of stock options under the First Amended Nobilis Health Corp. Stock Option Plan and common shares issuable under the Fourth Amended and Restated Restricted Share Unit Plan.

The First Amended Nobilis Health Corp. Stock Option Plan provides that the aggregate number of common shares issuable under the plan shall not exceed 20% of the Registrant’s total number of common shares then outstanding on a non-diluted basis, subject to adjustment in accordance with the plan.

The Fourth Amended and Restated Restricted Share Unit Plan provides that the aggregate number of common shares issuable under the plan shall not exceed 10% of the Registrant’s issued and outstanding common shares, as calculated immediately prior to the time of grant, subject to adjustment in accordance with the plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the First Amended Nobilis Health Corp. Stock Option Plan and Fourth Amended and Restated Restricted Share Unit Plan, respectively, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions in Note 1 to Part I of Form S-8, such documents are not being filed with the Commission, but constitute, along with the documents incorporated by reference into this registration statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The Registrant will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in the Section 10(a) prospectus. The Registrant will also furnish without charge to any person to whom the prospectus is delivered, upon written or oral request, all other documents required to be delivered pursuant to Rule 428(b) under the Securities Act. Requests should be directed to Nobilis Health Corp., 4120 Southwest Freeway, Suite 150, Houston, Texas 77027, Attention: Matthew Maruca, General Counsel, telephone: 713-355-8614.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference.

The following documents which have been and will in the future be filed by us with the Commission are incorporated in this registration statement by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Commission on April 2, 2015;

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (“Exchange Act”) since December 31, 2014 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K); and

(c)	The description of the Registrant’s common shares contained in the registration statement on Form 8-A, as filed with the Commission on April 14, 2015, including any amendment or report filed for the purpose of amending such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K) after the date hereof and prior to the filing of a post-effective amendment that indicate that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

The Business Corporations Act (British Columbia) (“BCBCA”) provides that a company may:

•	indemnify an eligible party against all judgments, penalties or fines awarded or imposed in, or amounts paid in settlement of, an eligible proceeding, to which the eligible party is or may be liable; and

•	after the final disposition of an eligible proceeding, pay the “expenses” (which includes costs, charges and expenses (including legal fees) but excludes judgments, penalties, fines or amounts paid in settlement of a proceeding) actually and reasonably incurred by an eligible party in respect of that proceeding.

However, after the final disposition of an eligible proceeding, a company must pay expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (i) has not been reimbursed for those expenses, and (ii) is wholly successful, on the merits or otherwise, or is substantially successful on the merits, in the outcome of the proceeding. The BCBCA also provides that a company may pay the expenses as they are incurred in advance of the final disposition of an eligible proceeding if the company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under the BCBCA, the eligible party will repay the amounts advanced.

For the purpose of the BCBCA, an “eligible party,” in relation to a company, means an individual who:

is or was a director or officer of the company;

is or was a director or officer of another corporation

at a time when the corporation is or was an affiliate of the company, or at the request of the company; or

at the request of the company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity;

and includes, with some exceptions, the heirs and personal or other legal representatives of that individual.

An “eligible proceeding” under the BCBCA is a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation (i) is or may be joined as a party, or (ii) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding. A “proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Notwithstanding the foregoing, the BCBCA prohibits indemnifying an eligible party or paying the expenses of an eligible party if any of the following conditions apply:

•	if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that such agreement was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

•	if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

•	if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, or as the case may be; or

•	in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

Additionally, if an eligible proceeding is brought against an eligible party by or on behalf of the company or by or on behalf of an associated corporation, the company must not (i) indemnify the eligible party in respect of the proceeding; or (ii) pay the expenses of the eligible party in respect of the proceeding.

Whether or not payment of expenses or indemnification has been sought, authorized or declined under the BCBCA, on the application of a company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

•	order a company to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

•	order a company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

•	order the enforcement of, or any payment under, an agreement of indemnification entered into by a company;

•	order a company to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under this section; or

•	make any other order the court considers appropriate.

The BCBCA provides that a company may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation.

Articles of the Registrant

The Registrant’s articles provide that, subject to the BCBCA, the Registrant must indemnify a director, former director or alternate director and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable. Pursuant to the Registrant’s articles, each director is deemed to have contracted with the Registrant on the aforementioned terms.

The Registrant’s articles further provide that the Registrant may indemnify any person, subject to any restrictions in the BCBCA, and that the failure of a director, alternate director or officer of the Registrant to comply with the BCBCA or the Registrant’s articles does not invalidate any indemnity to which he or she is entitled under the Registrant’s articles.

The Registrant is authorized by its articles to purchase and maintain insurance for the benefit of any eligible person.

The Registrant maintains directors’ and officers’ liability insurance coverage through policies covering the Registrant and its subsidiaries, which has an annual aggregate policy limit of Cdn$30 million, with an additional Side A excess policy limit of Cdn$5 million, subject to a corporate deductible of Cdn$75,000 per loss for all claims. This insurance provides coverage for indemnity payments made by the Registrant to its directors, alternate directors and officers as required or permitted by law for losses, including legal costs, incurred by officers, directors and alternate directors in their capacity as such. This policy also provides coverage directly to individual directors, alternate directors and officers if they are not indemnified by the Registrant. The insurance coverage for directors, alternate directors and officers has customary exclusions, and those acts determined to be uninsurable under law, or deliberately fraudulent or dishonest or to have resulted in personal profit or advantage.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

A list of exhibits included as part of this registration statement is set forth in the Exhibit Index to this registration statement and are incorporated by reference herein.

Item 9.	Undertakings

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, United States of America on June 4, 2015.

NOBILIS HEALTH CORP.

/s/ Chris Lloyd
Name:	Chris Lloyd
Title:	Chief Executive Officer
(Principal Executive Officer)

/s/ Andy Chen
Name:	Andy Chen
Title:	Chief Financial Officer
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Chris Lloyd and Andy Chen as his attorney-in-fact, with the power of substitution, for them in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Chris Lloyd	Chief Executive Officer	June 4, 2015
Chris Lloyd

/s/ Andy Chen	Chief Financial Officer	June 4, 2015
Andy Chen

/s/ Kenneth Klein	Chief Accounting Officer	June 4, 2015
Kenneth Klein

/s/ Harry Fleming	Chairman of the Board of Directors	June 4, 2015
Harry Fleming

/s/ Steve Ozonian	Director	June 4, 2015
Steve Ozonian

/s/ Jennifer Pfahler	Director	June 4, 2015
Jennifer Pfahler

/s/ Richard Ganley	Director	June 4, 2015
Richard Ganley

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1	Fourth Amended and Restated Restricted Share Unit Plan (filed as Exhibit “B” to the Company’s Proxy Statement on Schedule 14A, filed with the SEC on April 3, 2015, and incorporated herein by reference)

4.2	First Amended Nobilis Health Corp. Stock Option Plan (filed as Exhibit “C” to the Company’s Proxy Statement on Schedule 14A, filed with the SEC on April 3, 2015, and incorporated herein by reference)

5.1	Opinion of Macdonald Tuskey LLP*

23.1	Consent of Macdonald Tuskey LLP (included in Exhibit 5.1)

23.2	Consent of Calvetti Ferguson*

24.1	Power of Attorney (See Signature Pages)

*	Filed herewith